                                                                      Exhibit 99.B.8.74

                              AMENDMENT NO. 2 TO SELLING AND SERVICES AGREEMENT

      THIS AMENDMENT NO. 2 TO SELLING AND SERVICES AGREEMENT ("Amendment")
effective October 1, 2004, by and between ING FINANCIAL ADVISERS, LLC (formerly known as
Aetna Investment Services, Inc.) and ING LIFE INSURANCE AND ANNUITY COMPANY (formerly known as Aetna Life Insurance and Annuity Company) ("ILIAC") (collectively the "ING"), AMERICAN
CENTURY INVESTMENT SERVICES, INC. ("Distributor") and AMERICAN CENTURY
SERVICES LLC (formerly known as American Century Services Corporation) (“Fund Agent”).
Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement
(defined below).

                                                                        RECITALS

      WHEREAS, ING and Distributor are parties to a certain Selling and Services Agreement dated
July 1, 2000, as amended November 7, 2003 (the "Agreement"), pursuant to which shares of the Funds are made available to serve as underlying investment media for various sponsors of qualified and nonqualified employee benefit plans (the "Plans"), to provide recordkeeping and related administrative services on behalf of such Plans;

      WHEREAS, the parties have agreed expand the number of classes of Funds available under the
Agreement and revise the reimbursement terms for such Funds as set forth herein;

      WHEREAS, in connection with the addition of certain classes of Funds which carry 12b-1 fees added as investment options under the Agreement, the parties have agreed to revise the termination and assignment provisions as set forth herein;

      WHEREAS, in connection with recent laws passed dealing with privacy and anti-money laundering activities, the parties have agreed to add additional language to the Agreement with respect to same; and

      WHEREAS, the parties now desire to further modify the Agreement as provided herein.

      NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

      1.       Fees Payable to ING. Exhibit B is hereby deleted in its entirety and replaced with the attached Exhibit B.

      2.       Termination. Section 8(f) of the Agreement is hereby deleted in its entirety and the following language is substituted in lieu thereof:

                  “(f) Upon assignment of this Agreement by any party, provided that AISI or ALIAC may enter into subcontracts with other dealers for the solicitation of sales of shares of the Funds without consent of Distributor; or”

      3.       Miscellaneous. Successors and Assigns. Section 15(c) is hereby deleted in its entirety and the following Section 15(c) is substituted in lieu thereof:

                  “(c) Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and will be terminated upon any attempted assignment by either party, except as permitted in Paragraph 8(f).”

      4.       Miscellaneous. Privacy and Anti-Money Laundering Provisions. The following paragraphs are hereby added to the Agreement as subsections 15(g) and 15(h):

                  “(g) Privacy Procedures. Each of the parties to this Agreement affirms that it has procedures in place reasonably designed to protect the privacy of non-public customer information and it will maintain such information that it may acquire pursuant to this Agreement in confidence and in accord with all applicable privacy laws. Each of the parties agrees not to use, or permit the use of, any such customer information for any purpose except to carry out the terms of this Agreement and/or pursuant to any exceptions set forth in such privacy laws. This provision shall survive the termination of this Agreement.

                  (h) Anti-Money Laundering Provision. The parties hereto will comply with all applicable laws and regulations aimed at preventing, detecting and reporting money laundering and suspicious transactions, including, without limitation, applicable provisions of the Bank
      Secrecy Act and the USA PATRIOT Act of 2001, as well as regulations administered by the U.S.
      Department of the Treasury’s Office of Foreign Asset Control. The Company certifies that it has adopted and applies a Customer Identification Program to comply with applicable legal requirements. Unless otherwise prohibited by applicable law, the Company agrees to notify the
      Distributor promptly whenever, with respect to any such investor, it detects potential indications of any: (i) suspicious activity that would require a broker/dealer to file a suspicious report or (ii)
      Office of Foreign Asset Control matches.

      5.       Entire Agreement. In the event of a conflict between the terms of this Amendment No. 2 and the Agreement, it is the intention of the parties that the terms of this Amendment No. 2 shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment No. 2, the parties hereby confirm and ratify the Agreement.

      6.       Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

      IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.

ING FINANCIAL ADVISERS, LLC		AMERICAN CENTURY INVESTMENT
SERVICES, INC.
By:	/s/ Christina Lareau	By:	/s/ William M. Lyons
Name:	Christina Lareau	Name:	William M. Lyons
Title:	Vice President	Title:	President
ING LIFE INSURANCE AND		AMERICAN CENTURY SERVICES LLC
ANNUITY COMPANY
By:	/s/ Laurie M. Tillinghast	By:	/s/ William M. Lyons
Name:	Laurie M. Tillinghast	Name:	William M. Lyons
Title:	Vice President	Title:	Executive Vice President

                                                                               EXHIBIT B

                                  FEES PAYABLE TO ING FINANCIAL ADVISERS, LLC AND ILIAC

Servicing Fees (See Section 5)
Distributor agrees to pay ILIAC a servicing fee based on the expense ratios set forth below of the average net assets invested in the Investor, Advisor, A and/or R Class shares of the Funds through ILIAC’s arrangement with Plans or through ILIAC’s Variable Annuity Contracts in each calendar quarter:

Investor Class
No Administrative Services Fee shall be paid on any Investor Class Funds with an expense ratio at or below 45 basis points.
An Administrative Services Fee of 5 basis points shall be paid on any Investor Class Funds with an expense ratio of 46 basis points to 55 basis points. An Administrative Services Fee of 25 basis points shall be paid on any Investor Class Funds with an expense ratio of 56 basis points to 74 basis points. An Administrative Services Fee in accordance with the schedule below shall be paid on any Investor Class Funds with an expense ratio greater than or equal to 75 basis points.

Advisor Class and/or A Class (at net asset value)
No Administrative Services Fee shall be paid on any Advisor and/or A Class Funds with an expense ratio less than or equal to 70 basis points. An Administrative Services Fee of 5 basis points shall be paid on any Advisor and/or A Class Funds with an expense ratio of 71 basis points to 80 basis points. An Administrative Services Fee of 25 basis points shall be paid on any Advisor and/or A Class Funds with an expense ratio of 81 basis points to 99 basis points. An Administrative Services
Fee in accordance with the schedule below shall be paid on any Advisor and/or A Class Funds with an expense ratio greater than or equal to 100 basis points.

R Class
No Administrative Services Fee shall be paid on any R Class Funds with an expense ratio at or below 95 basis points. An
Administrative Services Fee of 5 basis points shall be paid on any R Class Funds with an expense ratio of 96 basis points to
105 basis points. An Administrative Services Fee of 25 basis points shall be paid on any R Class Funds with an expense ratio of 106 basis points to 124 basis points. An Administrative Services Fee in accordance with the schedule below shall be paid on any R Class Funds with an expense ratio greater than or equal to 125 basis points.

The expense ratio of each Fund is set forth in each Fund’s then-current prospectus.

Assets[1] Assets between $0 - $150mm Assets greater then $150mm	Fee 25.0 basis points 35.0 basis points

12b-1 Fees - Distribution Service Fees Only
Distributor shall make quarterly payments to ING Financial Advisers, LLC based the annual rates set forth below on all
Advisor and/or R Class shares of the Funds through ILIAC’s arrangements with Plans or ILIAC’s Variable Annuity
Contracts in each calendar quarter.

Advisor Class and/or A Class (at net asset value)
25 basis points of the average aggregate amount invested by ING in Advisor and/or A Class shares of the Funds.

R Class
50 basis points of the average aggregate amount invested by ING in R Class shares of the Funds.

1 The total asset level shall include only those Funds that meet the requirements for reimbursement in accordance with the schedule as set forth above. The total asset level shall be determined by aggregating the assets invested in the Funds by ILIAC with all assets invested in the American
Century family of funds by ILIAC’s affiliates under the following agreements:

            Fund Participation Agreement dated July 1, 2000 between Distributor and ING Life Insurance and Annuity Company (formerly known as Aetna Life Insurance and Annuity Company)

            Fund Participation Agreement dated July 1, 2000 between Distributor and ING Life Insurance Company of America (formerly known as Aetna Life Insurance Company of America)

            Amended and Restated Fund Participation Agreement dated October 1, 2004 between Distributor and ReliaStar Life Insurance
                  Company

            Amended and Restated Fund Participation Agreement dated October 1, 2004 between Distributor and ReliaStar Life Insurance
                  Company of New York